Exhibit 99.1

Abbott Laboratories

Cardiovascular and Neuromodulation

2016 Comparable Sales*

(unaudited)

	2016 Sales ($ in millions)
Worldwide	1Q	2Q	3Q	4Q	FY
Rhythm Management and Heart Failure	1,021	1,089	1,034	988	4,132
Cardiovascular and Structural Heart	921	1,037	958	981	3,897
Neuromodulation	116	140	141	167	564
Total Cardiovascular and Neuromodulation	2,058	2,266	2,133	2,136	8,593

	2016 Sales ($ in millions)
U.S.	1Q	2Q	3Q	4Q	FY
Rhythm Management and Heart Failure	570	574	551	488	2,183
Cardiovascular and Structural Heart	368	427	390	388	1,573
Neuromodulation	[84]	[97]	106	127	414
Total Cardiovascular and Neuromodulation	1,022	1,098	1,047	1,003	4,170

	2016 Sales ($ in millions)
International	1Q	2Q	3Q	4Q	FY
Rhythm Management and Heart Failure	451	515	483	500	1,949
Cardiovascular and Structural Heart	553	610	568	593	2,324
Neuromodulation	[32]	[43]	[35]	[40]	150
Total Cardiovascular and Neuromodulation	1,036	1,168	1,086	1,133	4,423

*Abbott’s cardiovascular and neuromodulation (ACN) business includes its historical Vascular Products segment and the businesses of St. Jude Medical, LLC. St. Jude Medical’s vascular closure business has been removed from all periods presented above given the divestiture of this business. Administrative fees paid by St. Jude Medical to group purchasing organizations have been reclassified from the Selling, general and administrative line in St. Jude Medical’s historical financial statements and are included as a reduction to revenue to conform to Abbott’s presentation. Abbott completed its acquisition of St. Jude Medical, Inc. (now St. Jude Medical, LLC) on January 4, 2017.